Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
B&G Foods, Inc.:

We consent to the use of our reports dated March 1, 2010, with respect to the consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of January 2, 2010 and January 3, 2009 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the years ended January 2, 2010, January 3, 2009 and December 29, 2007, the related financial statement schedule, and the effectiveness of internal control over financial reporting of B&G Foods, Inc. as of January 2, 2010, incorporated herein by reference and reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
August 13, 2010